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                                                                   EXHIBIT 10(m)



19 October 1995





Bruce Claflin
786 Ridgebury Road
Ridgefield, Connecticut  06877

Re:  Offer of Employment


Dear Bruce,

I am pleased to offer you the position of Vice President and General Manager, Personal Computer Business Unit, reporting to me. Your base salary will be at the annual rate of $350,000. Also, if you leave your current employer before 31 December 1995 and lose your bonus, Digital will offset that loss up to $225,000. Your date of hire will be mutually agreed upon should you accept this offer.


EXECUTIVE INCENTIVE PLAN

You will participate in Digital's Executive Incentive Plan. Any payment thereunder will be made solely at the discretion of Digital's Board of Directors, subject to Company, Business Unit, and individual performance and subject to all other terms and conditions of the Plan, which may be revised from time to time at the discretion of the Company. Your recommended target participation will be $200,000 for on-plan performance for Fiscal Year 1996 provided you are employed by Digital on the payment date.

Under the current terms of the 1996 Executive Incentive Plan, you have the potential to earn an award that may exceed your target participation by as much as two to three times for exceptional individual performance, and the exceptional performance of the Company and the Personal Computer Business Unit, all as determined in accordance with the Executive Incentive Plan.


STOCK AWARDS

I will recommend to the Compensation and Stock Option Committee of Digital's Board of Directors ("CSOC") to grant you a stock award of 20,000 shares of Digital Common Stock


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under the 1990 Equity Plan. Your stock award will be granted on the date that the CSOC approves such award, and is subject to restrictions on your ability to sell, transfer, pledge, or dispose of the stock for a period of time. In addition, if you leave Digital for reasons other than death, permanent disability, or as otherwise specified in your stock award agreement, you will forfeit all the shares for which restrictions have not lapsed; provided, however, if your employment is terminated by Digital other than for Cause (as defined below) within one year of your hire date, the restrictions with respect to 40% of your shares will lapse on the first anniversary of your hire date. These restrictions will lapse with respect to 40% of your shares one year from your date of hire, with respect to 30% of your shares two years from your date of hire, and with respect to 30% of your shares three years from your date of hire.

I will also recommend to the CSOC to grant you a non-qualified stock option to purchase 75,000 shares (the "Option Shares") of Digital Common Stock under the 1990 Equity Plan. The exercise price of this stock option will be equal to the fair market value of Digital Common Stock on the date the option is granted by the CSOC. The option will become exercisable with respect to 33% of the Option Shares one year from your date of hire, an additional 33% of the Option Shares two years from the date of hire, and the remaining 34% of the Option Shares three years from your date of hire.

Both stock and option grants are subject to approval by the CSOC and you will be notified, upon the grant having been made, by a separate award letter for each and a stock option agreement. You will be solely responsible for any income tax consequences (including making a section 83(b) election) associated with your receipt of such awards.

Pursuant to the compensation practices currently in effect at Digital, an individual serving in the capacity of Vice President and General Manager, Personal Computer Business Unit, would typically receive an annual stock option to purchase between 30,000 to 40,000 shares of Digital Common Stock. However, all grants of stock options are subject to and dependent upon the authorization of CSOC, the Company's and the employee's performance, and the then existing compensation practices and objectives of the Company.

"Cause" means (a) the commission of a willful act against Digital; or (b) your willful misconduct which has caused or has a likelihood of causing harm to Digital; or (c) the breach of one or more terms of the Confidentiality Agreement; or (d) the material breach of your representation concerning noncompetition contained in this letter.


INDEMNIFICATION

If during the two year period commencing on the date you exercise your stock options to purchase 20,257 shares of IBM stock ("the IBM Shares") under the IBM 1989 Long-Term Performance Plan (the "IBM Plan"), IBM attempts to rescind the issuance to you of the IBM Shares pursuant to Section 13 (d) of the IBM Plan for noncompliance with Section 13(a) of the IBM Plan, or IBM seeks restitution of any gain realized by you from the sale or transfer of the IBM Shares, Digital agrees to indemnify you (i) for all reasonable legal costs, on a current


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basis, you incur in connection with any action commenced by IBM concerning the
IBM Shares (an "Action") (subject to Digital's right to assume the defense of such Action, as provided below) and (ii) for the difference between the exercise price of the IBM Shares and their sale price (the "Gain"), provided that you (a) promptly notify Digital of the commencement of such Action and (b) do not enter into any settlement thereof without Digital's prior written consent. Following such notification, Digital may elect in writing to assume the defense of the Action. Upon such election, Digital shall not be liable for any legal costs subsequently incurred by you. Digital further agrees that it will not enter into the settlement of an Action which adversely affects you without your prior written consent.


EMPLOYEE BENEFITS

As a regular employee, you will be eligible to participate in Digital's U.S. employee benefit plans under the terms separately provided for under each such plan or arrangement, except that you will be eligible for five weeks of vacation on an annual basis.


RELOCATION

You will be provided with the standard relocation benefit offered to employees of Digital. In addition to Digital's Standard Relocation Program, you have been approved for the following provisions: assistance in marketing your Stonington CT home and reimbursement of associated closing costs; second household goods shipment from your home in Stonington CT; extended temporary living during the time that you have dual housing costs, not to exceed 30 June 1996. Upon acceptance of this offer, you will be assigned a dedicated Relocation Specialist to provide you with a thorough relocation orientation and to assist you throughout the relocation process. Should you voluntarily terminate your employment with Digital within a period of two years from your date of hire, per the Digital Relocation Obligation Agreement, you will be obligated to repay the relocation expenses that have been paid on your behalf by Digital.


SEVERANCE

If, prior to the second anniversary of your date of hire, your employment is terminated by Digital for other than Cause, Digital will pay you an amount equal to your annual rate of base compensation. In addition, you will continue your medical benefits in a manner equivalent to those provided to you immediately prior to the date your employment ends for a period of one year or until you become eligible for such coverage from another employer, whichever comes first.

For purposes of this section and the first paragraph of the "Stock Awards" section only, if Digital causes a material change in the nature or scope of the responsibilities, functions, or

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duties associated with the position for which you are being hired, your resignation under such circumstances will be considered to be a termination of employment by Digital.

Pursuant to practices currently in effect at Digital, an individual serving in the capacity of Vice President and General Manager, Personal Computer Business Unit, would receive as severance if terminated by Digital without cause the continuation of base salary for a period of four months, plus one additional month for each year of service at the Company, payable monthly in arrears. If such individual were to obtain employment during this period, such payments would cease. However, Digital's practices regarding severance are subject to and dependent on the facts and circumstances of each employment situation, the Company's financial condition, and the then existing objectives of the Company.


NONCOMPETITION

You represent to Digital that you are not a party to, or bound by, any agreement whether oral or written, that would prevent you from employment with Digital in the capacity of Vice President and General Manager, Personal Computer Business Unit.


STATUS

The position offered is as a regular employee, on an at-will basis. In addition, this offer is contingent upon compliance with the Immigration Reform and Control Act of 1986. In essence, the Act requires you to establish your identity and employment eligibility. To do so, you will be required to complete Section 1 of the attached Employment Verification Form and bring the documents identified in the attachment to your new hire orientation. You will not be able to commence employment with Digital until you are able to present the required documents at your new hire orientation. Your offer is also contingent on your signing Digital's Employee Invention and Confidential Agreement at your orientation. Please make yourself familiar with the contents of these documents, which we have enclosed for your review.

This agreement includes all of the agreements of the parties relative to your offer of employment and supersedes any prior agreements or representations between the parties as to the subjects covered.


VALIDITY OF OFFER

This offer is irrevocable and valid until November 1, 1995. If this offer has not been accepted in writing by then, it will cease to be valid and will be withdrawn.

If you have any questions regarding your employment, please do not hesitate to contact Bob Mulkey at (508) 493-2112.


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Very truly yours


/s/ Enrico Pesatori




Bruce Claflin
October 19, 1995


I have read and agree to the terms as stated above and I accept the offer of employment.


/s/ Bruce L. Claflin                                         10/28/95
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Signature                                                    Date